EXHIBIT 10.5

                                LICENSE AGREEMENT


         THIS LICENSE AGREEMENT (the "Agreement") effective as of April 4, 1996 (the "Effective Date"), is entered by and between CIBA-GEIGY Limited, a Swiss corporation, with principal offices at Klybeckstrasse 141, Basel, Switzerland ("Ciba"), and TherAtid, Incorporated, a California corporation, having a principal place of business at 828 Eastbrook Court, Danville, California 94506-1206 ("TherAtid"). All references to TherAtid shall include its Affiliates.

                                    RECITALS

         A. Ciba is the sole and exclusive owner of certain Patent Fights and Know-How (as such terms are defined below) relating to [*] and analogs of such compounds, and the use thereof, and related subject matter; and

         B. TherAtid desires to obtain an exclusive license to the Patent Rights and Know-How and Ciba is willing to grant such a license to TherAtid, on the terms and conditions herein.

         NOW, THEREFORE, Ciba and TherAtid agree as follows:

         1.       Definitions.

                  1.1 "Affiliate" means, with respect to each party, any legal entity that directly or indirectly controls, is controlled by, or is under common control with, such party, but only for so long as such control shall continue. One entity shall be deemed to control another entity if such entity has the power to direct or cause the direction of the management or policies of the other entity.

                  1.2 "Confidential  Information" shall mean (i) any proprietary or confidential information or material in tangible form disclosed hereunder that is marked as "confidential" at the time it is delivered to the receiving party, or (ii) proprietary or confidential information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing party.

                  1.3 "Dominating Patent" shall mean an unexpired patent owned or controlled by a third party that has not been invalidated in a final unappealed or unappealable judgment by a court or competent jurisdiction, which patent covers the manufacture, use or sale of Licensed Products under circumstances such that TherAtid or its sublicensees have no commercially reasonable alternative to obtaining a royalty-bearing license under such patent in order to commercialize Licensed Products under this Agreement.

                  1.4 "Field" shall mean all human and veterinary therapeutic and prophylactic uses, excluding use as a vaccine adjuvant and, with respect to [*], excluding use for the treatment of asthma and other allergic diseases which materially affect lung function. As used herein, "vaccine adjuvant" shall mean a substance administered with an antigen to enhance the immune response to that antigen.

                  1.5 "Gross Profit" shall mean Net Sales amounts received by TherAtid for the commercial sale of Licensed Products, less (i) any taxes or other government levies due with regard to such amounts, (ii) any expenses incurred or accrued in connection with the manufacture, use, marketing, sale or other disposition of the Licensed Products, and (iii) general and administrative expenses, reasonably allocated according to GAAP.

                  1.6 "Know-How" shall mean all ideas, inventions, data, trade secrets, instructions, processes, formulas, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, manufacturing (including but not limited to processes, yields, reagents and conditions relating to compound manufacture) data and information, owned or controlled by Ciba existing as of the Effective Date, which are not generally known during the term of this Agreement, and which are sufficient to allow a chemist skilled in the art to synthesize and manufacture Licensed Products, in liposome form or otherwise.

                  1.7 "Licensed Product" will mean any product which (i) but for the license granted herein would infringe a Valid Claim in the country such product is made or sold, or (ii) incorporates in material part or is made using Know How.

                  1.8 "Net Sales" means the gross revenues actually received from sales of Licensed Products by TherAtid and its sublicensees, less (i) normal and customary rebates, and cash and trade discounts, actually taken, (ii) sales, use and/or other excise taxes or duties actually paid, (iii) the cost of any packages and packing, if billed separately, (iv) insurance costs and outbound transportation charges prepaid or allowed, (v) import and/or export duties actually paid, and (vi) amounts allowed or credited due to returns.

                  1.9 "Patent Rights" means the patents listed on Exhibit A hereto, and all divisions, continuations, continuations-in-part, and substitutions thereof. Patent Rights shall also include any U.S. and foreign patent applications or patents owned by or licensed to Ciba which claim inventions relating to the patent rights listed on Exhibit A, conceived or reduced to practice in connection with research sponsored by Ciba including, without limitation, in the laboratory of Dr. Isaiah J. Fidler at the M.D. Anderson Cancer Center at the University of Texas.

                  1.10  "Territory" means all countries of the world.

                  1.11 "Valid Claim" means (i) a claim of an issued and unexpired patent included within the Patent Rights which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise, or (ii) a claim of a pending application within the Patent Rights.

         2.       Grant.

                  Ciba hereby grants to TherAtid an exclusive, worldwide, royalty bearing license under the Patent Rights, with the fight to grant and authorize sub-licenses, to make, have made, import, have imported, use, sell, offer for sale and otherwise exploit the Licensed Products in the Field in the Territory.

         3.       Technical Assistance.

                  3.1 Delivery of Know-How. Within ninety (90) days after the Effective Date, Ciba shall deliver to TherAtid the Know-How in electronic or hard copy formats.

                  3.2 Technical Assistance. Until six (6) months following delivery of the Know- How pursuant to Section 3.1, at TherAtid's request, Ciba shall promptly provide TherAtid or its designee, instruction, advice and assistance regarding the practice of the Patent Rights and use of the KnowHow, including without limitation, relating to the manufacture of compounds within the scope of the Patent Rights. Such assistance shall be provided at a site agreed by the parties, at agreed times.
[*]

                  3.3 Regulatory Data and Filings. On the Effective Date, without additional cost, Ciba shall promptly provide TherAtid with access to and the fight to use all regulatory filings made by Ciba or its Affiliates with respect to compounds within the scope of the Patent Rights, together with the underlying pre-clinical and clinical data. TherAtid and its sublicensees may use and incorporate such filings and data in support of efforts to obtain regulatory approval of Licensed Products worldwide.

                  3.4 Clinical Trial Data. So far as it has the right to do so, Ciba shall provide TherAtid with all data from any clinical trials performed by Ciba or its Affiliates with respect to any compound within the scope of the Patent Rights including but not limited to copies of any clinical trial agreement(s), protocols, case report forms and supporting documentation relating to Phase II trials of such compounds. For those data yet to become available from the ongoing Phase III clinical trial with respect to the evaluation of [*] for the treatment of osteogenic sarcoma in progress at the National Cancer Institute of the U.S. National Institutes of Health ("NCI") on the Effective Date, Ciba will use all reasonable endeavors to help TherAtid obtain access to such data directly from the NCI, including making a written request to the NCI to give TherAtid access to the data.

                  TherAtid and its sublicensees may use and incorporate such data in support of filings for regulatory approval of Licensed Products worldwide.

                  3.5 Other Intellectual Property. In the event that Ciba has any option or other rights with respect to intellectual property relating to the Field developed in connection with research sponsored by Ciba including, without limitation, in the laboratory of Dr. Isaiah J. Fidler at the M.D. Anderson Cancer Center at the University of Texas, and the owner of such intellectual property refuses to acknowledge or contests such rights, Ciba shall use reasonable endeavors to perfect and enforce its interest in such intellectual property.

         4.       Consideration.

                  4.1 License Fee. Within thirty (30) days of the Effective Date, TherAtid shall pay to Ciba a license fee of [*].

                  4.2 Annual Maintenance Fee. TherAtid shall pay to Ciba an annual maintenance fee of [*] during the period commencing on the first anniversary of the Effective Date and continuing until the initiation of any Phase III clinical trial sponsored by TherAtid or a TherAtid sublicensee for any Licensed Product; provided, however, that in the event that any additional patients are added to the Phase III clinical trial of [*] in progress on the Effective Date at the National Cancer Institute of the U.S. National Institutes of Health, TherAtid's obligations to pay the annual maintenance fee shall terminate on the date that the first such patient is enrolled in such clinical trial.

                  4.3 Milestone Payments. Unless the Agreement is terminated earlier, following the first achievement by TherAtid of the following milestones with respect to such first Licensed Product for humans incorporating [*], and the first Licensed Product for humans incorporating [*], TherAtid shall pay Ciba one-time milestone payments, as follows:


                         Event                         Payment
                         -----                         -------
[*]



The payments set forth above shall be made with respect to each of [*], provided, however, if TherAtid ceases all development of [*] after having made payments with respect to the applicable compound under this Section 4.3 following the accomplishment of any milestone specified herein, there shall be no payment due upon the accomplishment of that same milestone with respect to any subsequent back-up compound after the first backup compound pursued by TherAtid. When milestones are achieved with respect to such first back-up compound which were not previously paid with respect to an earlier compound, such milestone payments shall be paid pursuant to this Section 4.3.

                  4.4 Royalties. In consideration of the license granted herein, TherAtid shall pay to Ciba royalties on Net Sales of Licensed Products sold by TherAtid on a Licensed Product-by- Licensed Product basis as set forth below:

                      4.4.1 Licensed Products Sold by TherAtid. TherAtid shall pay to Ciba the following royalties with respect to Net Sales of Licensed Products sold by TherAtid, as follows:

                                    (a)     [*]

                                    (b)     [*]

                      4.4.2 Licensed Products Sold by Sublicensees. TherAtid shall pay to Ciba the following royalties with respect to Net Sales of Licensed Products sold by sublicensees of TherAtid, as follows:

                                    (a)     [*]

                                    (b)     [*]

                  Notwithstanding the above, in the event that TherAtid has an ownership interest, direct or indirect, [*] in any sublicensee, royalties shall be due with respect to sales of Licensed Products at the rates set forth in
Section 4.2.1, rather than the rates set forth in this Section 4.2.2.

                      4.4.3 Royalty Reduction. The royalty rates set forth in Sections 4.4.1 and 4.4.2 above shall be reduced by [*] if the applicable Licensed Products are not within the scope of an issued Valid Claim within the Patent Rights in the country such Licensed Products are either made or sold.

                  4.5 Commercial Impracticability. Notwithstanding the above, in the event that TherAtid believes that the foregoing royalty rates would make the sale of Licensed Products commercially impracticable it may notify Ciba, and in such event the parties shall negotiate in good faith a reduction in such royalties; provided, the foregoing terms shall remain in effect until such other terms are agreed in writing.

                  4.6 One Royalty. No more than one royalty payment shall be due with respect to a sale of a particular Licensed Product. No multiple royalties shall be payable because any Licensed Product, or its manufacture, sale or use is covered by more than one Valid Claim. No royalty shall be payable under
Section 4.4 above with respect to sales of Licensed Products among TherAtid and its sublicensees, but shall be payable on sales of Licensed Products by TherAtid or its sublicensees to third parties, nor shall a royalty be payable under this
Article 4 with respect to Licensed Products distributed for use in research and/or development, in clinical trials or as promotional samples if such promotional samples are provided without charge.

         5.       Payments.

                  5.1 Payment Method. All payments due hereunder shall be made in U.S. dollars, and shall be made by bank wire transfer in immediately available funds to an account designated by Ciba. Any payments that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the prime rate as reported by the Chase Manhattan Bank, New York, New York, on the date such payment is due calculated on the number of days such payment is delinquent. This Section 5.1 shall in no way limit any other remedies available to Ciba.

                  5.2 Currency Conversion. If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. dollars, quoted for current "sell" transactions reported in The Wall Street Journal for the last business day of the calendar quarter to which such payment pertains.

                  5.3 Restrictions on Payment. To the extent and as long as the laws and/or regulations in force in any country prohibit the payment, conversion or remittance of the royalties as hereby contemplated, TherAtid's obligations under Article 5 may be discharged by the deposit thereof to the account of TherAtid, or its designee, in any commercial bank or trust company selected by Ciba located in such country; provided, that no infraction of law or regulation occurs in making such deposit. If due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as aforesaid, the parties shall consult with a view to finding a prompt and acceptable solution, and TherAtid will, from time to time, deposit such monies as Ciba may lawfully direct, at no additional out-of-pocket expense to TherAtid.

                  5.4 Withholding Taxes. All royalty amounts required to be paid to Ciba pursuant to this Agreement may be paid with deduction for withholding for or on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge imposed by a juris diction other than the United States ("Withholding Taxes") to the extent Ciba or its successor has the lawful right to utilize the Withholding Taxes paid by TherAtid as a credit against Ciba's regular tax liability. TherAtid shall provide Ciba a certificate evidencing payment of any Withholding Taxes hereunder.

         6.       Reports and Records.

                  6.1 Royalty Reports. TherAtid shall deliver to Ciba [*] in which Licensed Products are sold a written report setting forth in reasonable detail, on a country-by-country and Licensed Product-by-Licensed Product basis, the calculation of the royalties payable to Ciba for such [*], including the Licensed Products sold in each country, the Net Sales thereof, and all amounts received from sublicensees for sales of Licensed Products. Such reports shall be Confidential Information of TherAtid subject to Article 8 herein.

                  6.2  Inspection  of  Books  and  Records.   TherAtid  and  its
sublicensees shall maintain accurate books and records which enable the calculation of royalties payable hereunder to be verified. TherAtid shall retain the books and records for each [*] period for three (3) years after the submission of the corresponding report under Section 6.1 hereof. Upon thirty
(30) days prior notice to TherAtid and the pertinent sublicensee, independent accountants selected by Ciba, reasonably acceptable to TherAtid, after entering into a confidentiality agreement with TherAtid, may have access to the books and records of TherAtid and its sublicensees to conduct a review or audit once per calendar year, for the sole purpose of verifying the accuracy of TherAtid's payments and compliance with this Agreement. The accounting firm shall report to Ciba only whether there has been a royalty underpayment and, if so, the amount thereof. Such access shall be permitted during TherAtid's normal business hours during the term of this Agreement and for two (2) years after the expiration or termination of this Agreement. Any such inspection or audit shall be at Ciba's expense, however, in the event an inspection reveals underpayment of [*] in any audit period, TherAtid shall pay the costs of the inspection and promptly pay to Ciba any underpayment with interest from the date such amount(s) were due, at the prime rate reported by the Chase Manhattan Bank, New York, New York.


         7.       Diligence.

                  7.1 Reasonable Efforts. TherAtid agrees to use reasonable efforts consistent with its prudent business judgment to diligently develop and commercialize the Patent Rights and obtain such approvals as may be necessary for the sale of the Licensed Products in the United States and such other worldwide markets as TherAtid elects to commercialize the Licensed Products. TherAtid shall notify Ciba within thirty (30) days after the first commercial sale of each Licensed Product.

                  7.2 Sublicense to Ciba. In the event that TherAtid elects not to commercialize Licensed Products in a particular country itself or through a sublicensee or a distributor, it shall notify Ciba. In such event, TherAtid shall negotiate a sublicense with Ciba under the Patent Rights and KnowHow in such country on reasonable terms customary in the industry to be negotiated in good faith by the parties.

         8.       Confidentiality; Publications.

                  8.1 Confidential Information. Unless otherwise expressly provided for in this Agreement, both parties shall treat as confidential any Know-How and any and all other information and data received or derived under this Agreement from the other party and designated as proprietary or confidential at the time of disclosure ("Confidential Information"), and shall not disclose any Confidential Information received from the other party to any third party during the Agreement Period and for five (5) years thereafter, except for information which:

                           (a) was  known to the  receiving  party  prior to the
disclosure by the other party as evidenced by written record or other proof;

                           (b) has become public  knowledge  through no fault of
the receiving party;

                           (c) has been  received from a third party who did not
acquire it directly or indirectly from the disclosing party;

                           (d)  was  independently  developed  by the  receiving
party prior to receipt from the disclosing party, as shown by contemporaneous written documentation;

                           (e) needs to be disclosed to government officials for
purposes of obtaining registration of the Products; or

                           (f) is  compelled  to be  disclosed  in the course of
litigation by a third party, provided that the party compelled to make such disclosure provides the other party to this Agreement with notice of such compulsion sufficiently in advance of disclosure so as to provide such other party a reasonable time period to seek a protective order.

                  8.2 Use and Disclosures. Notwithstanding the above, TherAtid may disclose Confidential Information of the other (i) to their legal representatives and employees, to Affiliates, to legal representatives and employees of Affiliates, and to consultants, to the extent such disclosure is reasonably necessary to achieve the purposes of this Agreement, and provided such representatives, employees and consultants are covered by obligations of confidentiality with respect to such information no less stringent than those set forth herein; (ii) in connection with the filing and support of patent applications; (iii) as required by law or to comply with applicable governmental regulations or court order or otherwise submit information to tax or other governmental authorities, including the FDA and its foreign counterparts, or
(iv) to a sublicensee, in confidence, in connection with a sublicense permitted under this Agreement; provided that if a party is required to make any such disclosure of another party's Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its reasonable best efforts to secure confidential treatment of such information in consultation with the other party prior to its disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such requirements.

                  8.3 Non-Disclosure. The existence and the terms of this Agreement shall not be disclosed by TherAtid or Ciba to any third party or be published unless both parties expressly agree otherwise in writing. The text of any press release to be issued by TherAtid and/or Ciba concerning this Agreement as well as the precise date and timing of the press release shall be agreed between the Parties in writing in advance, such agreement not to be unreasonably withheld or delayed. However, this restriction shall not apply to disclosure of information set forth in the form of an agreed press release, which will be prepared in mutually agreeable format and substance following the closing of this Agreement, and to announcements required by law or regulation except that in such event the parties shall coordinate to the extent possible with respect to the working of any such announcement. This restriction shall not apply to disclosure of this Agreement to certain private third parties such as the shareholders of TherAtid, investment bankers, attorneys and other professional consultants, and prospective investors in TherAtid.

         9.       [*]

                  In the event [*] elects to [*] any Licensed Product [*] shall notify [*] and [*] shall [*] such Licensed Product [*] on agreed terms reasonable and customary in the industry. In such case, [*] shall have [*] from the date it receives such written notice from [*] in which to notify [*] whether [*] wishes [*]. After the expiration of such [*] period, or any mutually agreed upon extension thereof, if, [*], the parties have [*] with respect to [*] shall [*] with regard to such Licensed Product [*].

         10.      [*]

                  10.1 [*]. Within [*] from the Effective Date, [*] agrees to deliver to [*] at no additional cost, [*] of such [*].

                  10.2 [*]. In the event that [*] wishes to develop or commercialize a Licensed Product [*] and is unable [*] on commercially reasonable terms [*] request, [*] agrees during the term of this Agreement at its discretion either (i) subject to Section [*] all Know-How necessary [*]; or
(ii) to provide [*] with their requirements of [*] at a transfer price equal to [*] as determined in accordance with GAAP plus a reasonable profit margin customary in the trade. In the event [*] pursuant to option (ii) hereof, the parties shall promptly enter into a [*] consistent with the preceding terms.

                  10.3 [*]. In the event that [*] wishes to develop or commercialize a Licensed Product [*] and is unable [*] on commercially reasonable terms [*] request, [*] agrees during the term of this Agreement at its discretion either (i) subject to Section [*] all Know-How necessary [*]; or
(ii) to provide [*] with their requirements of [*] at a transfer price equal to [*], as determined in accordance with GAAP plus a reasonable profit margin customary in the trade. In the event [*] pursuant to option (ii) hereof, the parties shall promptly enter into a [*] consistent with the preceding terms.

                  10.4 [*]. In the event that [*] elects to [*] pursuant to either Section [*] shall provide [*] with at least [*], and shall deliver to [*] all Know-How relating to the [*] at least [*] prior to the date that [*] shall cease to provide the applicable [*]. In such event, the parties shall assist and cooperate with each other in order that [*] may initiate [*] as soon as practicable, and shall take such actions as are appropriate to achieve such goal.

         11.      Representations and Warranties.

                  11.1 Ciba represents and warrants that: (i) it is a corporation duly organized validly existing and in good standing under the laws of Switzerland; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Ciba;
(iii) Ciba and Ciba-Geigy Corporation are the sole and exclusive owners of all right, title and interest in the Patent Rights and the Know-How; (iv) Ciba has the fight to grant the rights and licenses granted herein; (v) the Patent Rights and Know-How are free and clear of any lien, encumbrance, security interest or restriction on license; (vi) it has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in or to the Patent Rights or Know-How, or any portion thereof, inconsistent with the license granted to TherAtid herein; (vii) there are no threatened or pending actions, suits, investigations, claims or proceedings in any way relating to the Patent Rights or Know-How; and (viii) the practice by TherAtid or its sublicensees of the Patent Rights or Know-How licensed herein does not and shall not require a license, additional to the license hereby granted, under any other intellectual property owned or controlled by Ciba or its Affiliates.

                  11.2 TherAtid. TherAtid represents and warrants that: (i) it is a corporation duly organized validly existing and in good standing under the laws of the State of California; and (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of TherAtid.

         12.      Patent Prosecution and Enforcement.

                  12.1 Ciba's Responsibilities. Ciba shall, at its sole expense, have the initial right and obligation to control the preparation, filing, prosecution and maintenance of the Patent Rights, and any interferences, re-examinations, reissues and oppositions proceeding relating thereto, using patent counsel of its choice. Ciba shall consult with TherAtid regarding the conduct of all such activities, by providing TherAtid a reasonable opportunity to review and comment on all proposed submissions to any patent office before submittal, and provided further that Ciba shall keep TherAtid reasonably informed as to the status of such patent applications by promptly providing TherAtid copies of all communications relating to such patent applications that are received from any patent office.

                  12.2 Ciba Failure to Prosecute. Ciba may elect on ninety (90) days prior notice to TherAtid to discontinue prosecution of any patent applications within the Patent Rights or the conduct of any activities with respect to the patent applications or patents subject to Section 12. 1. In the event Ciba declines to file or having filed fails to further prosecute or maintain any patent applications or patents, or conduct any interferences, re-examinations, reissues or oppositions, then TherAtid shall have the right to prepare, file, prosecute and maintain such patent applications and patents in such countries worldwide it deems appropriate, and conduct any interferences, re examinations, reissues or oppositions, at its sole expense using patent counsel of its choice. TherAtid may credit any expenses incurred in connection with such activities set forth in this Section 12.2 against any royalties due Ciba pursuant to Article 4.

                  12.3 Copies. Upon request by TherAtid, Ciba shall promptly provide to TherAtid a copy of any patent applications within the Patent Rights filed by Ciba or its Affiliates during the term of this Agreement and all material documents received from or sent to any patent office relating thereto which relate to the scope, term, maintenance, validity or enforceability of any of the Patent Rights, or any challenge to or change to any of the preceding.

                  12.4 Enforcement. If either party becomes aware that any Patent Rights are being or have been infringed by any third party, such party shall promptly notify the other party hereto in writing describing the facts relating thereto in reasonable detail. Ciba shall have the initial right, but not the obligation, to institute, prosecute and control any action, suit or proceeding (an "Action") with respect to such infringement, including any declaratory judgment action, at its expense, using counsel of its choice. In the event Ciba fails to initiate or defend any Action involving the Patent Rights within one hundred eighty (180) days of receiving notice of any alleged infringement, TherAtid shall have the fight, but not the obligation, to initiate and control such an Action, and Ciba shall cooperate with TherAtid in connection with any such Action. Any amounts recovered in such Action shall be used first to reimburse TherAtid and Ciba for any costs and expenses incurred in connection with such Action (including attorneys' and experts' reasonable fees), and any remainder shall be divided between the parties with Ciba receiving [*] and TherAtid [*].

                  12.5 Third Party  Royalty  Offset.  In the event that TherAtid enters  into a  license  agreement  with  any  third  party  with  respect  to a
Dominating Patent or to avoid or settle a claim of infringement or misappropriation of any intellectual property fight made by such third party due to TherAtid's practice of the Patent Rights, TherAtid may offset any payments made in accordance with such license agreements against any amounts owed Ciba pursuant to Article 4 hereof, up to a [*] of the amounts due thereunder.

                  12.6 Patent Term Extensions. With respect to any patent within the Patent Rights, Ciba will designate TherAtid or its designee as its agent for obtaining an extension of such patent or governmental equivalent which extends the exclusivity of any of the patent subject matter where available in any country in the world or if not feasible, at TherAtid's option, permit TherAtid to file in Ciba's name or diligently obtain such extension for TherAtid or its sublicensee(s), at TherAtid's expense. Furthermore, Ciba and its Affiliates agree to provide reasonable assistance to facilitate TherAtid's or its sublicensees' efforts to obtain any extension.

         13.      Arbitration.

                  Ciba and TherAtid agree that any dispute or controversy arising out of, in relation to, or in connection with this Agreement, or the validity, enforceability, construction, performance or breach thereof, shall be settled by binding arbitration in New York, New York, United States of America, under the then-current Licensing Agreement Rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with such Rules. The arbitrators shall determine what discovery will be permitted, based on the principle of limiting the cost and time which the parties must expend on discovery; provided, the arbitrators shall permit such discovery as they deem necessary to achieve an equitable resolution of the dispute. Such proceedings shall be conducted in English, and any written evidence originally in a language other than English shall be submitted in an English translation accompanied by the original or a true copy thereof. The decision and/or award rendered by the arbitrator shall be written, final and non-appealable and may be entered in any court of competent jurisdiction. In the event that in any arbitration instituted pursuant to Section 15.2, the arbitrator determines that there has been a material breach of the Agreement, at the option of the non breaching party, the arbitrator shall direct that the Agreement be terminated effective immediately. The parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any party. The costs of any arbitration, including administrative fees and fees of the arbitrator, shall be shared equally by the parties. Each party shall bear the cost of its own attorneys' fees and expert fees.

         14.      Indemnification.

                  14.1 TherAtid. TherAtid shall indemnify, defend and hold harmless Ciba and its directors, officers, employees and agents (each a "Ciba Indemnitee") from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys and professional fees and other expenses of litigation and/or arbitration) (a "Liability") resulting from any claim, suit or proceeding brought by a third party against a Ciba Indemnitee, arising out of or in connection with (i) any misrepresentation with regard to, or breach of any of the representations and warranties of TherAtid set forth in
Section 11.2, or (ii) the development, manufacture, use, sale or consumption of any Licensed Product by TherAtid or its sublicensees, except to the extent caused by the negligence or willful misconduct of Ciba.

                  14.2 Ciba. Ciba shall indemnify, defend and hold harmless TherAtid and its directors, officers, employees and agents (each a "TherAtid Indemnitee") from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professional fees and other expenses of litigation and/or arbitration) (a "Liability") resulting from any claim, suit or proceeding brought by a third party against a TherAtid Indemnitee, arising out of or in connection with any misrepresentation with regard to, or breach of any of, the representations and warranties of Ciba set forth in Section 1.1.

                  14.3 Procedure. In the event that any Indemnitee intends to claim indemnification under this Article 14 it shall promptly notify the other party in writing of such alleged Liability. The indemnifying party shall have the right to control the defense thereof. The affected Indemnitees shall cooperate fully with the indemnifying party and its legal representatives in the investigation and conduct of any Liability covered by this Article 14. The Indemnitee shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim, suit or Liability, or make any admission of liability or attempt to settle any claim without the prior written consent of the indemnifying party, which such party shall not be required to give.

         15.      Term and Termination.

                  15.1 The term of this Agreement shall commence on the Effective Date, and unless earlier terminated as provided in Article 15, shall continue in full force and effect on a country-by- country and Licensed Product-by-Licensed Product basis until there are no remaining royalty payment obligations in a country, at which time the Agreement shall expire in its entirety in such country. Notwithstanding the above, upon the expiration of this Agreement in any country, TherAtid shall have a non-exclusive, irrevocable, fully paid-up right and license to use and exploit the Know-How.

                  15.2 If either party materially breaches this Agreement, the other party may elect to give the breaching party written notice describing the alleged breach. If the breaching party has not cured such breach within sixty
(60) days after receipt of such notice, the notifying party will be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement effective immediately; provided, however, if either party receives notification from the other of a material breach and if the party alleged to be in default notifies the other party in writing within thirty (30) days of receipt of such default notice that it disputes the asserted default, the matter will be submitted to non-binding mediation and no termination shall become effective prior to the completion of such mediation.

                  15.3 Termination for Insolvency. Either party may terminate this Agreement if the other becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition or the benefit of creditors, if that petition or proceeding is not dismissed with prejudice within sixty (60) days after filing.

                  15.4 Permissive Termination. TherAtid may terminate this Agreement with respect to any country or any patent application or patent within the Patent rights with sixty (60) days written notice to Ciba.

                  15.5     Effect of Termination.

                           (a) Accrued  Rights and  Obligations.  Termination of
this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

                           (b) Return of Materials. Upon any termination of this
Agreement, each party shall promptly return to the other party all Confidential Information received from the other party (except one copy of which may be retained for archival purposes).

                           (c) Stock on Hand.  In the event  this  Agreement  is
terminated for any reason, TherAtid and its Affiliates and sublicensees shall have the right to sell or otherwise dispose of the stock of any Licensed Product subject to this Agreement then on hand, subject to Articles 4 and 5.

                           (d) Sublicensees.  In the event of any termination of
this Agreement any sublicensees granted by TherAtid shall remain in force and effect and shall be assigned by TherAtid to Ciba, provided, however, that the financial terms of such sublicenses shall be no less favorable to Ciba than the terms of this Agreement.

                  15.6 Survival. Sections 15.5 and 15.6, and Articles 5, 6, 8, 9, 11, 13, 14 and 16 of this Agreement shall survive termination of this Agreement for any reason.

         16.      Miscellaneous.

                  16.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflicts of laws.

                  16.2 Independent Contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

                  16.3 Assignment. Neither party may assign this Agreement or the supply agreement without the prior written consent of the other, which consent shall not be unreasonably withheld; provided, however, TherAtid may assign this Agreement in connection with a transfer of all or substantially all of its assets relating to the agreements, whether by sale, merger, operation of law or otherwise. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

                  16.4 Right to Develop Independently. Nothing in this Agreement will impair TherAtid's right to independently acquire, license, develop for itself, or have others develop for it, intellectual property and technology performing similar functions as the Patent Rights and Know- How or to market and distribute Licensed Products based on such other intellectual property and technology.

                  16.5 Notices. Any required notices hereunder shall be given in writing by certified mail or overnight express delivery service at the address of each party below, or to such other address as either party may indicate on its behalf by written notice. Notice shall be deemed served when delivered or, if delivery is not accomplished by reason or some fault of the addressee, when tendered.

                  If to Ciba:               Ciba-Geigy Limited
                                            Pharma Licensing
                                            Klybeckstrasse 141
                                            4002 Basel
                                            Switzerland
                                            Attention:

                  If to TherAtid:           TherAtid, Incorporated
                                            828 Eastbrook Court
                                            Danville, California 94506-1206
                                            Attention: Chief Executive Officer

                  16.6 Force Majeure. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party and the nonperforming party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

                  16.7 Compliance with Laws. Each party shall furnish to the other party any information related to the subject matter of this Agreement requested or required by that party during the term of this Agreement or any extensions hereof to enable that party to comply with the requirements of any U.S. or foreign federal state and/or government agency.

                  16.8 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THE PERFORMANCE OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

                  16.9 Further Assurances. At any time or from time to time on and after the date of this Agreement, Ciba shall at the request of TherAtid (i) deliver to TherAtid such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such actions, as TherAtid may reasonably deem necessary or desirable in order for TherAtid to obtain the full benefits of this Agreement and the transactions contemplated hereby.

                  16.10 Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the parties in entering this Agreement; provided, if the parties are unable to agree on such a substitute clause and the deletion of the provision held invalid or unenforceable would produce material adverse financial consequences for one party, such party shall have the fight to terminate the Agreement with one hundred eighty (180) days notice.

                  16.11 Waiver. The failure of a party to enforce any provision of the Agreement shall not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.

                  16.12 Entire Agreement; Amendment. This Agreement including, its Exhibits, sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior discussions, agreements and writings in relating thereto. This Agreement may not be altered, amended or modified in any way except by a writing signed by both parties.

                  16.13 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

         IN WITNESS WHEREOF, Ciba and TherAtid have executed this Agreement by their respective duty authorized representatives.


CIBA-GEIGY LIMITED                             THERATID, INCORPORATED


By: /s/ DR. E. SCHWEIZER                       By: /s/ ANTHONY E. MAIDA III
   -----------------------------------            ------------------------------
Print Name: Dr. E. Schweizer                   Print Name: Anthony E. Maida III
           ---------------------------                    ----------------------
Title: Chief Scientific and Technical          Title: Chief Executive Officer
      --------------------------------               ---------------------------
       Adviser


By: /s/ R.E. WALKER
   -------------------------
Print Name: R.E. Walker
           -----------------
Title: Division Counsel
      ----------------------


EXHIBIT A: PATENT RIGHTS

                                    EXHIBIT A

                                     Part I

                             Patents relating to [*]








                    Appendix A: Patent rights by Case 4-12450
                    -----------------------------------------



Country                      Patent No.                     Patent Expiry
-------                      ----------                     -------------
[*]                          [*]                            [*]
Austria                      25495                          July 25, 2000
Australia                    541147                         July 25, 2000
Belgium                      25495                          July 25, 2000
Bermuda                      28                             July 25, 2000
Canada                       1183129                        Feb. 26, 2002
Cyprus                       1381                           July 25, 2000
Czech Republic               276965                         July 25, 2000
Denmark                      161025                         July 25, 2000
Germany                      25495                          July 25, 2000
Finland                      75578                          July 21, 2000
France                       25495                          July 25, 2000
Great Britain                25495                          July 25, 2000
Hong Kong                    857/87                         July 25, 2000
Hungary                      188861                         July 24, 2000
Ireland                      50145                          July 24, 2000
Israel                       60676                          July 24, 2000
Italy                        25495                          July 25, 2000
Japan                        1507734                        July 25, 2000
Kenya                        P3723                          July 25, 2000
Luxembourg                   25495                          July 25, 2000
Malaya                       554/87                         July 25, 2000
[*]                          [*]                            [*]
Netherlands                  25495                          July 25, 2000
New Zealand                  194432                         July 24, 2000
Norway                       157177                         July 22, 2000
Portugal                     71607                          June 4, 1996
Russia                       1277905                        July 24, 2000
Russia                       1277906                        July 24, 2000
Sabah                        405/87                         July 25, 2000
Sarawak                      3237                           July 25, 2000
Singapore                    381/87                         July 25, 2000
South Africa                 4487/80                        July 24, 2000
Spain                        493633                         Oct. 27, 2000
Sweden                       25495                          July 25, 2000
Switzerland                  25495                          July 25, 2000
USA                          4406890                        Sept. 27, 2000
Venezuela                    49953                          April 29, 2002








                    Appendix B: Patent rights by Case 4-14026
                    -----------------------------------------


Country                     Patent No.                    Patent Expiry
-------                     ----------                    -------------
Australia                   566879                        July 22, 2003
Belgium                     897359                        July 25, 2003
France                      102319                        July 18, 2003
Great Britain               102319                        July 18, 2003
Hong Kong                   798/90                        July 18, 2003
Ireland                     55793                         July 22, 2003
Israel                      69294                         July 21, 2003
Italy                       1168778                       July 22, 2003
Luxembourg                  102319                        July 18, 2003
Netherlands                 102319                        July 18, 2003
New Zealand                 205000                        July 22, 2003
[*]                         [*]                           [*]
Singapore                   779/89                        July 18, 2003
South Africa                5360/83                       July 22, 2003
Sweden                      102319                        July 18, 2003
Switzerland                 102319                        July 18, 2003
USA                         5189017                       Feb. 23, 2010
USA                         5334583                       Feb. 23, 2010







                    Appendix C: Patent rights by Case 4-15115
                    -----------------------------------------


Country                     Patent No.                    Patent Expiry
-------                     ----------                    -------------
Austria                     178624                        Oct. 14, 2005
Australia                   590221                        Oct. 15, 2005
Belgium                     178624                        Oct. 14, 2005
[*]                         [*]                           [*]
Canada                      1260393                       Sept. 26, 2006
Denmark                     165220                        Oct. 15, 2005
Germany                     178624                        Oct. 14, 2005
Finland                     86371                         Oct. 14, 2005
France                      178624                        Oct. 14, 2005
Gibraltar                   389                           Oct. 14, 2005
Great Britain               178624                        Oct. 14, 2005
Greece                      852492                        Oct. 15, 2000
Hong Kong                   1357/94                       Oct. 14, 2005
Hungary                     198128                        Oct. 15, 2005
Ireland                     58143                         Oct. 14, 2005
Israel                      76700                         Oct. 14, 2005
Italy                       178624                        Oct. 14, 2005
[*]                         [*]                           [*]
Japan                       1897352                       Oct. 16, 2005
[*]                         [*]                           [*]
Korea (South)               28375                         Oct. 16, 2000
Luxembourg                  178624                        Oct. 14, 2005
Netherlands                 178624                        Oct. 14, 2005
New Zealand                 213828                        Oct. 15, 2005
Norway                      171443                        Oct. 15, 2005
Pakistan                    129986                        Oct. 10, 2001
Philippines                 22978                         Feb. 24, 2006
Portugal                    81298                         Aug. 31, 2002
Singapore                   898/93                        Oct. 14, 2005
South Africa                7888/85                       Oct. 15, 2005
Spain                       547889                        Aug. 26, 2006
Sweden                      178624                        Oct. 14, 2005
Switzerland                 178624                        Oct. 14, 2005
Taiwan                      25805                         Oct. 15, 2001
USA                         4971802                       Nov. 20, 2007









                    Appendix D: Patent rights by Case 4-16897
                    -----------------------------------------


Country                      Patent No.                       Patent Expiry
-------                      ----------                       -------------
Australia                    623876                           Jan. 31, 2009
Austria                      329609                           Feb. 6, 2009
Belgium                      329609                           Feb. 6, 2009
Canada                       1336578                          Aug. 8, 2012
[*]                          [*]                              [*]
France                       329609                           Feb. 6, 2009
Germany                      329609                           Feb. 6, 2009
Great Britain                329609                           Feb. 10, 2009
Ireland                      63493                            Feb. 10, 2009
Israel                       89248                            Feb. 10, 2009
Italy                        329609                           Feb. 6, 2009
[*]                          [*]                              [*]
[*]                          [*]                              [*]
Luxembourg                   329609                           Feb. 6, 2009
Netherlands                  329609                           Feb. 6, 2009
New Zealand                  227944                           Feb. 10, 2009
Philippines                  26919                            Dec. 3, 2009
South Africa                 1053/89                          Feb. 10, 2009
Sweden                       329609                           Feb. 6, 2009
Switzerland                  329609                           Feb. 6, 2009
USA                          5137720                          Aug. 11, 2009







                    Appendix E: Patent Rights by Case 4-17454
                    -----------------------------------------


Country                      Patent No.                       Patent Expiry
USA                          4,994,440                        Feb. 13, 2009



Note: Ciba-Geigy Corporation had a Research Collaboration Agreement with the Roswell Park Memorial Institute which it has not been possible to track down, and consequently although the above-mentioned patent is in the name of Ciba, it may be that, in line with other Agreements between Ciba, the Roswell Park Memorial Institute and Health Research, Inc. concluded at about the same time, some royalty payment of the order of 1% to 5% (taking into account either party's contribution to the development) would have to be made to Roswell Park for exploitation of this patent for the indication of renal cell carcinoma, the precise amount to be negotiated prior to commercialization.










                                    EXHIBIT A

                                     Part II

                             Patents relating to [*]






                    Appendix A: Patent rights by Case 4-18903
 (based on Swiss priority patent application no. 3776/91-2, filed Dec. 19, 1991)


Country                        Patent No.                 Patent Expiry
-------                        ----------                 -------------
[*]                            [*]                        [*]
New Zealand                    245507                     Dec. 17, 2012
Portugal                       548024                     Dec. 11, 2012
[*]                            [*]                        [*]
South Africa                   9831/92                    Dec. 18, 2012
[*]                            [*]                        [*]
USA                            5342977                    Dec. 17, 2012